Exhibit 99.1

Press Release
April 9, 2015
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Effectiveness of S-4 Registration Statement

and Launch of Exchange Offer for up to $700.0 Million 5.125% Senior Notes due 2021

and up to $500.0 Million 5.500% Senior Notes due 2024

FORT WAYNE, INDIANA, April 9, 2015 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that its previously filed Form S-4 Registration Statement for the exchange of up to $700.0 million aggregate principal amount of its newly issued 5.125% Senior Notes due 2021 and up to $500.0 million aggregate principal amount of its newly issued 5.500% Senior Notes due 2024 (together, the “Exchange Notes”), each that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for like principal amounts of any or all of its outstanding 5.125% Senior Notes due 2021 and 5.500% Senior Notes due 2024, respectively (together, the “Old Notes”), which we issued on September 9, 2014 without registration under the Securities Act, was declared effective by the Securities and Exchange Commission at 2:00 PM Eastern Daylight Time (EDT) on Wednesday, April 8, 2015.

The Company further announced that, effective Thursday morning, April 9, 2015, it has launched its offer to exchange its registered 2021 and 2024 Exchange Notes for any and all of its outstanding 2021 and 2024 unregistered Old Notes, respectively. This offer will expire at 5:00 PM EDT on May 7, 2015, unless otherwise extended.  The Company does not currently plan to extend the exchange offer.

This press release is not an offer to exchange the 2021 and 2024 Exchange Notes for the respective 2021 and 2024 Old Notes, nor is it the solicitation of an offer to exchange, which the Company is making only through the exchange offer prospectus, dated as of April 8, 2015, and the related letter of transmittal.  There will not be any offer or sale of the Exchange Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the exchange offer prospectus and related documents may be obtained from Wells Fargo Bank, National Association, the exchange agent for the exchange offer, at the following address:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

6th St & Marquette Avenue

Minneapolis, MN  55479

Telephone:  800-344-5128

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.8 billion in 2014, over 7,700 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, eight steel coating facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Contact:  Theresa Wagler, Chief Financial Officer —+1.260.969.3500